NEWS RELEASE
CONTACT:	1775 Eye Street, NW, Suite 1000
Tejal R. Engman	Washington, DC 20006
Vice President, Investor Relations	Tel 202-774-3200
E-Mail: tengman@washreit.com	Fax 301-984-9610
www.washreit.com

October 25, 2018

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES THIRD QUARTER FINANCIAL AND OPERATING RESULTS AND QUARTERLY DIVIDEND

Washington Real Estate Investment Trust (“Washington REIT” or the “Company”) (NYSE: WRE), a leading owner and operator of commercial and multifamily properties in the Washington, DC area, reported financial and operating results today for the quarter ended September 30, 2018:

Third Quarter 2018 Highlights

Net income attributable to controlling interests was $5.9 million, or $0.07 per diluted share, compared to $2.8 million, or $0.04 per diluted share in the third quarter of 2017, primarily due to the recognition of an impairment charge on Braddock Metro Center in the third quarter of 2017. NAREIT Funds from Operations (FFO) was $36.2 million, or $0.45 per diluted share, compared to $35.8 million, or $0.46 per diluted share, in the third quarter of 2017. Additional highlights are as below:

•	Reported Core FFO(1) of $0.45 per diluted share, compared to $0.46 per diluted share in third quarter 2017

•	Grew Core FFO to $36.2 million in third quarter 2018 from $35.8 million in third quarter 2017

•	Grew same-store(2) NOI by 3.4% and cash NOI(3) by 4.2% over third quarter 2017

•	Grew same-store office NOI by 4.1% and cash NOI by 5.6% over third quarter 2017

•	Grew same-store multifamily NOI and cash NOI by 3.4% over third quarter 2017

•	Grew same-store retail NOI by 2.4% and cash NOI by 3.0% over third quarter 2017

•	Increased same-store average occupancy by 40 basis points over third quarter 2017 and 70 basis points over second quarter 2018 to 93.8%

•	Increased same-store ending occupancy by 70 basis points over third quarter 2017 and second quarter 2018 to 94.0%

•	Prepaid secured debt of $31.7 million without penalty

•
Issued 1,165,140 common shares through the Company’s At-the-Market (ATM) program at an average share price of $31.18 for gross proceeds of $36.3 million and continued to keep balance sheet metrics strong

"We delivered a stable third quarter with solid same-store NOI growth across all three asset classes and continued balance sheet strength," said Paul T. McDermott, President and Chief Executive Officer. "In 2019, we expect our well-positioned re-leasing opportunities to capitalize on the demand created by increased Federal spending, which is now more certain to continue next year as the majority of annual discretionary funding for 2019 was approved prior to the end of the government's fiscal year 2018, an achievement our region hasn't experienced in over a decade."

Operating Results

The Company's overall portfolio NOI was $53.9 million for the quarter ended September 30, 2018, compared to $53.2 million in the corresponding prior year period primarily driven by an increase in same-store portfolio NOI, partially offset by a decrease in non same-store portfolio NOI due to the dispositions of 2445 M Street and Braddock Metro Center earlier this year.

Washington Real Estate Investment Trust

Same-store portfolio NOI for the third quarter increased by 3.4%, compared to the corresponding prior year period, primarily due to average occupancy gains in the office same-store portfolio and rental rate growth in the multifamily same-store portfolio.

Same-store portfolio by sector:

▪
Office: 42% of Same-Store NOI - Same-store NOI increased by 4.1% compared to the corresponding prior year three-month period primarily due to 80 basis points of average occupancy gains driven by new lease commencements across multiple assets within the office portfolio. As a result, same-store office revenue growth more than offset higher operating expenses compared to the third quarter of 2017. The same-store office portfolio was 92.1% occupied and 93.9% leased at quarter end.

▪
Multifamily: 32% of Same-Store NOI - Same-store NOI increased by 3.4% compared to the corresponding prior year three-month period, primarily due to 230 basis points of year-over-year rental rate growth and 20 basis points of increased average unit occupancy. Same-store effective new lease rent trade-outs increased by 3.3% and same-store effective renewal rent trade-outs increased by 4.1% during the quarter. The same-store multifamily portfolio was 95.3% occupied on a unit basis and 97.0% leased at quarter end.

▪
Retail: 26% of Same-Store NOI - Same-store NOI increased by 2.4% compared to the corresponding prior year three-month period as new lease commencements, higher reimbursements and lower provisions for bad debt more than offset lower lease termination income and higher operating expenses. Same-store ending occupancy was 80 basis points higher year-over-year driven by seasonal specialty leasing agreements. The same-store retail portfolio was 94.3% occupied and 95.1% leased at quarter end.

Leasing Activity

During the third quarter, Washington REIT signed commercial leases totaling 103,000 square feet, including 54,000 square feet of new leases and 49,000 square feet of renewal leases, as follows (all dollar amounts are on a per square foot basis).

	Square Feet	Weighted Average Term (in years)	Weighted Average Free Rent Period (in months)	Weighted Average Rental Rates	Weighted Average Rental Rate % Increase	Tenant Improvements	Leasing Commissions
New:
Office	36,000	5.9	4.7	$51.27	11.1%	$61.00	$17.30
Retail	18,000	5.8	1.2	31.87	5.1%	19.28	9.75
Total	54,000	5.9	3.9	44.96	9.6%	47.44	14.84

Renewal:
Office	37,000	5.7	5.3	$46.63	16.3%	$32.35	$13.13
Retail	12,000	6.3	—	43.83	12.3%	—	6.32
Total	49,000	5.9	4.1	45.96	15.4%	24.57	11.49

Capital Update

In the third quarter, the Company prepaid secured debt of $31.7 million without penalty.

The Company issued 1,165,140 common shares at an average price of $31.18 per share through its ATM program. Gross proceeds of $36.3 million were raised, which further strengthens the Company's balance sheet and provides additional capacity for development and redevelopment projects.

Washington Real Estate Investment Trust

Earnings Guidance

Management is maintaining the mid-point of its 2018 Core FFO guidance and is tightening the range by $0.04 per fully diluted share to $1.85 to $1.87 from $1.83 to $1.89 per fully diluted share. The following GAAP assumptions underpin this guidance:

•	Same-store NOI growth is tightened and projected to range from 2.75% to 3.25% from a range of 2.5% to 3.5%

•	Same-store office NOI growth is lowered and projected to range from 4.0% to 4.5%, from a range of 4.0% to 5.0% due to a slight delay in the timing of certain lease commencements

•	Same-store multifamily NOI growth is lowered to be approximately 3.30% compared to a prior range of 3.25% to 4.0% due to higher weather-related expenses impacting the third quarter

•	Same-store retail NOI growth has been raised and is projected to range from 0.5% to 1.0% from a range of 0.25% to 1.0% due to better than expected revenue growth

•	There are no future acquisitions or dispositions assumed in guidance

•	General and administrative expense is projected to be approximately $21.5 to $22.0 million

•	Interest expense is projected to be approximately $51.0 to $51.25 million

•	Non same-store office NOI is projected to range between $35.25 to $35.5 million

Non same-store office properties in 2018 consist of Watergate 600 and Arlington Tower as these assets were acquired in 2017 and 2018, respectively; Braddock Metro Center, which was sold in January 2018; and 2445 M Street, which was sold in June of this year.

Washington REIT's 2018 Core FFO guidance is based on a number of factors, many of which are outside the Company's control and all of which are subject to change. Washington REIT may change the guidance provided during the year as actual and anticipated results vary from these assumptions.

2018 Guidance Reconciliation Table

A reconciliation of projected net income attributable to the controlling interests per diluted share to projected Core FFO per diluted share for the year ending December 31, 2018 is as follows:

	Low	High
Net income attributable to the controlling interests per diluted share (a)	$0.33	$0.35
Gain on sale of depreciable real estate (a)	(0.03)	(0.03)
Real estate impairment	0.02	0.02
Real estate depreciation and amortization (a)	1.52	1.52
NAREIT FFO per diluted share	1.84	1.86
Core adjustments	0.01	0.01
Core FFO per diluted share	$1.85	$1.87

(a) Does not include any impact from future acquisitions and dispositions during the year. There are no further acquisitions or dispositions assumed in guidance.

Dividends

On September 28, 2018, Washington REIT paid a quarterly dividend of $0.30 per share.

Washington REIT announced today that its Board of Trustees has declared a quarterly dividend of $0.30 per share to be paid on January 4, 2019 to shareholders of record on December 20, 2018.

Washington Real Estate Investment Trust

Conference Call Information

The Conference Call for Third Quarter Earnings is scheduled for Friday, October 26, 2018 at 11:00 A.M. Eastern Time. Conference Call access information is as follows:

USA Toll Free Number:            1-877-407-9205
International Toll Number:        1-201-689-8054

The instant replay of the Conference Call will be available until Friday, November 9, 2018 at 11:59 P.M. Eastern Time. Instant replay access information is as follows:

USA Toll Free Number:            1-877-481-4010
International Toll Number:        1-919-882-2331
Conference ID:                21308

The live on-demand webcast of the Conference Call will be available on the Investor section of Washington REIT's website at www.washreit.com. Online playback of the webcast will be available for two weeks following the Conference Call.

About Washington REIT

Washington REIT owns and operates uniquely positioned real estate assets in the Washington D.C. market. The Company’s portfolio of 48 properties consists of approximately 6.1 million square feet of commercial space and 4,268 multifamily apartment units. These 48 properties consist of 19 office properties, 16 retail centers and 13 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).
Note: Washington REIT's press releases and supplemental financial information are available on the Company website at www.washreit.com or by contacting Investor Relations at (202) 774-3200.
Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements in this earnings release preceded by, followed by or that include the words “believe,” “expect,” “intend,” “anticipate,” “potential,” “project,” “will” and other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general and local economic and real estate market conditions, the potential for federal government budget reductions, the risk of failure to complete contemplated acquisitions and dispositions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2017 Form 10-K and subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

(1) Funds From Operations (“FFO”) - NAREIT FFO is a widely used measure of operating performance for real estate companies. We provide NAREIT FFO as a supplemental measure to net income calculated in accordance with GAAP. Although NAREIT FFO is a widely used measure of operating performance for REITs, NAREIT FFO does not represent net income calculated in accordance with GAAP. As such, it should not be considered an alternative to net income as an indication of our operating performance. In addition, NAREIT FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity. In its April, 2002 White Paper, the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines NAREIT FFO as net income (computed in accordance with GAAP) excluding gains (or losses) associated with sales of properties, impairments of depreciable real estate, and real estate depreciation and amortization. We consider NAREIT FFO to be a standard supplemental measure for REITs because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that NAREIT FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs. Our NAREIT FFO may not be comparable to FFO reported by other REITs. These other REITs may not define the term in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently.

Core Funds From Operations (“Core FFO”) is calculated by adjusting FFO for the following items (which we believe are not indicative of the performance of Washington REIT's operating portfolio and affect the comparative measurement of Washington REIT's operating performance over time): (1) gains or losses on extinguishment of debt, (2) expenses related to acquisition and structuring activities, (3) executive transition costs and severance expense related to corporate reorganization and related to executive retirements or resignations, (4) property impairments, casualty gains, and gains or losses on sale not already excluded from FFO, as appropriate, and (5) relocation expense. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding

Washington Real Estate Investment Trust

these items, Core FFO serves as a useful, supplementary measure of Washington REIT's ability to incur and service debt and to distribute dividends to its shareholders. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other REITs.

(2) For purposes of evaluating comparative operating performance, we categorize our properties as “same-store”, “non-same-store” or discontinued operations. Same-store properties include properties that were owned for the entirety of the years being compared, and exclude properties under redevelopment or development and properties acquired, sold or classified as held for sale during the years being compared. We define development properties as those for which we have planned or ongoing major construction activities on existing or acquired land pursuant to an authorized development plan. We consider a property's development activities to be complete when the property is ready for its intended use. The property is categorized as same-store when it has been ready for its intended use for the entirety of the years being compared. We define redevelopment properties as those for which have planned or ongoing significant development and construction activities on existing or acquired buildings pursuant to an authorized plan, which has an impact on current operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. We categorize a redevelopment property as same-store when redevelopment activities have been complete for the majority of each year being compared.

(3) Net Operating Income (“NOI”), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain or loss on sale, if any), plus interest expense, depreciation and amortization, general and administrative expenses, acquisition costs, real estate impairment and gain or loss on extinguishment of debt. We also present NOI on a cash basis ("cash NOI") which is calculated as NOI less the impact of straight-lining of rent and amortization of market intangibles. We believe that NOI and cash NOI are useful performance measures because, when compared across periods, they reflect the impact on operations of trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from net income. NOI [and cash NOI] excludes certain components from net income in order to provide results more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. As a result of the foregoing, we provide each of NOI and cash NOI as a supplement to net income, calculated in accordance with GAAP. Neither represents net income or income from continuing operations, in either case calculated in accordance with GAAP. As such, NOI and cash NOI should not be considered alternatives to these measures as an indication of our operating performance.

(4) Funds Available for Distribution (“FAD”) is a non-GAAP measure. It is calculated by subtracting from FFO (1) recurring expenditures, tenant improvements and leasing costs, that are capitalized and amortized and are necessary to maintain our properties and revenue stream (excluding items contemplated prior to acquisition or associated with development / redevelopment of a property) and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) non-cash fair value interest expense and (5) amortization of restricted share compensation, then adding or subtracting the (6) amortization of lease intangibles, (7) real estate impairment and (8) non-cash gain/loss on extinguishment of debt, as appropriate. FAD is included herein, because we consider it to be a performance measure of a REIT’s ability to incur and service debt and to distribute dividends to its shareholders. FAD is a non-GAAP and non-standardized measure, and may be calculated differently by other REITs.

(5) Ending Occupancy is calculated as occupied square footage as a percentage of total square footage as of the last day of that period.

(6) Average Occupancy is based on monthly occupied net rentable square footage as a percentage of total net rentable square footage, except for the rows labeled "Multifamily (calculated on a unit basis)," on which average occupancy is based on average monthly occupied units as a percentage of total units.

Washington Real Estate Investment Trust

Ending Occupancy Levels by Same-Store Properties (i) and All Properties
	Ending Occupancy
	Same-Store Properties		All Properties
	3rd QTR	3rd QTR	3rd QTR	3rd QTR
Segment	2018	2017	2018	2017
Multifamily (calculated on a unit basis)	95.3%	94.8%	95.3%	94.7%

Multifamily	95.4%	94.5%	95.4%	94.5%
Office	92.1%	91.7%	92.7%	93.2%
Retail	94.3%	93.5%	94.3%	93.5%

Overall Portfolio	94.0%	93.3%	94.1%	93.8%

(i) Same-store properties include properties that were owned for the entirety of the years being compared, and exclude properties under redevelopment or development and properties acquired, sold or classified as held for sale during the years being compared. We define development properties as those for which we have planned or ongoing major construction activities on existing or acquired land pursuant to an authorized development plan. We consider a property's development activities to be complete when the property is ready for its intended use. The property is categorized as same-store when it has been ready for its intended use for the entirety of the years being compared. We define redevelopment properties as those for which we have planned or ongoing significant development and construction activities on existing or acquired buildings pursuant to an authorized plan, which has an impact on current operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. We categorize a redevelopment property as same-store when redevelopment activities have been complete for the majority of each year being compared. For Q3 2018 and Q3 2017, same-store properties exclude:

Acquisitions:
Office - Arlington Tower and Watergate 600
Sold properties:
Multifamily - Walker House
Office - Braddock Metro Center and 2445 M Street

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
OPERATING RESULTS	2018	2017	2018	2017
Revenue
Real estate rental revenue	$82,502	$82,819	$253,989	$243,776
Expenses
Real estate expenses	28,571	29,646	87,975	86,200
Depreciation and amortization	30,272	27,941	90,119	83,271
General and administrative	5,267	5,327	16,737	16,712
Real estate impairment	—	5,000	1,886	5,000
	64,110	67,914	196,717	191,183
Other operating income
Gain on sale of real estate	—	—	2,495	—
Real estate operating income	18,392	14,905	59,767	52,593
Other income (expense):
Interest expense	(12,499)	(12,176)	(38,647)	(35,634)
Loss on extinguishment of debt	—	—	(1,178)	—
Other income	—	84	—	209
Income tax benefit	—	—	—	107
	(12,499)	(12,092)	(39,825)	(35,318)

Net income	5,893	2,813	19,942	17,275
Less: Net loss attributable to noncontrolling interests in subsidiaries	—	20	—	56
Net income attributable to the controlling interests	$5,893	$2,833	$19,942	$17,331

Net income	$5,893	$2,813	$19,942	$17,275
Depreciation and amortization	30,272	27,941	90,119	83,271
Real estate impairment	—	5,000	1,886	5,000
Gain on sale of depreciable real estate	—	—	(2,495)	—
NAREIT funds from operations (1)	$36,165	$35,754	$109,452	$105,546

Non-cash loss on extinguishment of debt	$—	$—	$1,178	$—
Tenant improvements and incentives	(5,808)	(1,822)	(12,805)	(10,394)
External and internal leasing commissions capitalized	(957)	(1,727)	(2,300)	(5,664)
Recurring capital improvements	(752)	(1,315)	(1,844)	(2,383)
Straight-line rents, net	(1,058)	(1,187)	(3,384)	(3,142)
Non-cash fair value interest expense	(215)	(223)	(651)	(749)
Non real estate depreciation & amortization of debt costs	997	880	2,898	2,594
Amortization of lease intangibles, net	430	560	1,470	1,995
Amortization and expensing of restricted share and unit compensation	1,694	1,245	5,064	3,561
Funds available for distribution (4)	$30,496	$32,165	$99,078	$91,364

Washington Real Estate Investment Trust

		Three Months Ended September 30,		Nine Months Ended September 30,
Per share data:		2018	2017	2018	2017
Net income attributable to the controlling interests	(Basic)	$0.07	$0.04	$0.25	$0.22
	(Diluted)	$0.07	$0.04	$0.25	$0.22
NAREIT funds from operations	(Basic)	$0.46	$0.46	$1.39	$1.38
	(Diluted)	$0.45	$0.46	$1.38	$1.38

Dividends paid		$0.30	$0.30	$0.90	$0.90

Weighted average shares outstanding - basic		79,076	77,291	78,695	76,292
Weighted average shares outstanding - diluted		79,238	77,423	78,802	76,415

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30, 2018
	(unaudited)	December 31, 2017
Assets
Land	$614,659	$588,025
Income producing property	2,239,917	2,113,977
	2,854,576	2,702,002
Accumulated depreciation and amortization	(745,829)	(683,692)
Net income producing property	2,108,747	2,018,310
Properties under development or held for future development	81,765	54,422
Total real estate held for investment, net	2,190,512	2,072,732
Investment in real estate held for sale, net	—	68,534
Cash and cash equivalents	4,810	9,847
Restricted cash	1,352	2,776
Rents and other receivables, net of allowance for doubtful accounts of $2,927 and $2,426, respectively	74,395	69,766
Prepaid expenses and other assets	145,448	125,087
Other assets related to properties held for sale	—	10,684
Total assets	$2,416,517	$2,359,426

Liabilities
Notes payable	$995,130	$894,358
Mortgage notes payable	60,541	95,141
Line of credit	183,000	166,000
Accounts payable and other liabilities	63,683	61,565
Dividend payable	—	23,581
Advance rents	10,597	12,487
Tenant security deposits	9,857	9,149
Liabilities related to properties held for sale	—	1,809
Total liabilities	1,322,808	1,264,090

Equity
Shareholders' equity
Preferred shares; $0.01 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Shares of beneficial interest, $0.01 par value; 100,000 shares authorized; 79,844 and 78,510 shares issued and outstanding, respectively	798	785
Additional paid-in capital	1,526,125	1,483,980
Distributions in excess of net income	(450,749)	(399,213)
Accumulated other comprehensive loss	17,181	9,419
Total shareholders' equity	1,093,355	1,094,971

Noncontrolling interests in subsidiaries	354	365
Total equity	1,093,709	1,095,336

Total liabilities and equity	$2,416,517	$2,359,426

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Three months ended September 30, 2018	Multifamily	Office	Retail	Total
Same-store net operating income(2)	$14,592	$19,423	$12,205	$46,220
Add: Net operating income from non-same-store properties(2)	64	7,647	—	7,711
Total net operating income(3)	$14,656	$27,070	$12,205	$53,931
Add/(deduct):
Interest expense				(12,499)
Depreciation and amortization				(30,272)
General and administrative expenses				(5,267)
Net income				5,893
Less: Net loss attributable to noncontrolling interests in subsidiaries				—
Net income attributable to the controlling interests				$5,893

Three months ended September 30, 2017	Multifamily	Office	Retail	Total
Same-store net operating income(2)	$14,106	$18,662	$11,917	$44,685
Add: Net operating income from non-same-store properties(2)	414	8,074	—	8,488
Total net operating income(3)	$14,520	$26,736	$11,917	$53,173
Add/(deduct):
Other income				84
Interest expense				(12,176)
Depreciation and amortization				(27,941)
General and administrative expenses				(5,327)
Real estate impairment				(5,000)
Net income				2,813
Less: Net loss attributable to noncontrolling interests in subsidiaries				20
Net income attributable to the controlling interests				$2,833

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Nine months ended September 30, 2018	Multifamily	Office	Retail	Total
Same-store net operating income(2)	$43,177	$59,686	$35,631	$138,494
Add: Net operating (loss) income from non-same-store properties(2)	(21)	27,541	—	27,520
Total net operating income(3)	$43,156	$87,227	$35,631	$166,014
Add/(deduct):
Interest expense				(38,647)
Depreciation and amortization				(90,119)
General and administrative expenses				(16,737)
Real estate impairment				(1,886)
Loss on extinguishment of debt				(1,178)
Gain on sale of real estate				2,495
Net income				19,942
Less: Net loss attributable to noncontrolling interests in subsidiaries				—
Net income attributable to the controlling interests				$19,942

Nine months ended September 30, 2017	Multifamily	Office	Retail	Total
Same-store net operating income(2)	$41,925	$57,309	$35,674	$134,908
Add: Net operating income from non-same-store properties(2)	1,372	21,296	—	22,668
Total net operating income(3)	$43,297	$78,605	$35,674	$157,576
Add/(deduct):
Other income				209
Interest expense				(35,634)
Depreciation and amortization				(83,271)
General and administrative expenses				(16,712)
Real estate impairment				(5,000)
Income tax benefit				107
Net income				17,275
Less: Net loss attributable to noncontrolling interests in subsidiaries				56
Net income attributable to the controlling interests				$17,331

Washington Real Estate Investment Trust

The following table contains a reconciliation of net income attributable to the controlling interests to core funds from operations for the periods presented (in thousands, except per share data):
		Three Months Ended September 30,		Nine Months Ended September 30,
		2018	2017	2018	2017
Net income		$5,893	$2,813	$19,942	$17,275
Add/(deduct):
Real estate depreciation and amortization		30,272	27,941	90,119	83,271
Gain on sale of depreciable real estate		—	—	(2,495)	—
Real estate impairment		—	5,000	1,886	5,000
NAREIT funds from operations(1)		36,165	35,754	109,452	105,546
Add/(deduct):
Structuring expenses		—	—	—	319
Loss on extinguishment of debt		—	—	1,178	—
Core funds from operations(1)		$36,165	$35,754	$110,630	$105,865

		Three Months Ended September 30,		Nine Months Ended September 30,
Per share data:		2018	2017	2018	2017
NAREIT FFO	(Basic)	$0.46	$0.46	$1.39	$1.38
	(Diluted)	$0.45	$0.46	$1.38	$1.38
Core FFO	(Basic)	$0.46	$0.46	$1.40	$1.38
	(Diluted)	$0.45	$0.46	$1.40	$1.38

Weighted average shares outstanding - basic		79,076	77,291	78,695	76,292
Weighted average shares outstanding - diluted		79,238	77,423	78,802	76,415